Exhibit 21

SUBSIDIARIES OF VALMONT INDUSTRIES, INC.

Name of Subsidiary	State or Country of Incorporation

Best-All Electric, Inc.	Nebraska
Cascade Earth Sciences, Ltd.	Oregon
Dreamwise Props 32 (Proprietary) Limited	South Africa
Farm FZCO	United Arab Emirates
George Industries, Inc.	California
Golden State Irrigation, Inc.	California
Irri Management Argentina S.A.	Argentina
Lampadaires Feralux, Inc.	Canada
Masstock Ltd.	Zambia
Matco Sevices, Inc.	Delaware
PiRod, Inc.	Delaware
Societe Marocaine des Pivots D’Irrigation Valmont	Morocco
Stainton Metal Co, Ltd.	United Kingdom
Tehomet Oy	Finland
Tehomet Baltic Ou	Estonia
Valley Irrigation South Africa,(PTY) Ltd.	South Africa
Valmont Australia Pty. Ltd.	Australia
Valmont Coatings, Inc.	Delaware
Valmont France S.A.S.	France
Valmont Monterrey S. de R.L. de C.V.	Mexico
Valmont Iberica S.A.	Spain
Valmont Industria e Comercio, Ltda.	Brazil
Valmont Industries (China) Co.,Ltd.	China
Valmont Industries (Guangdong), Ltd.	China
Valmont Industries (Shandong), Ltd.	China
Valmont Industries de Argentina S.A.	Argentina
Valmont Industries Holland B.V.	The Netherlands
Valmont International, L.L.C.	Delaware
Valmont International Corp.	Texas
Valmont Investimentos Ltda.	Brazil
Valmont Mastbau, GmbH	Germany
Valmont Middle East FZE	United Arab Emirates
Valmont Mitas Poligon Demir Celik Endustri Anonim Sirketi	Turkey
Valmont Newmark, Inc.	Delaware
Valmont Nederland B.V.	The Netherlands
Valmont Northwest, Inc.	Nebraska
Valmont Polska Sp.z o.o	Poland
Valmont S.A.U.	Spain
Valmont Sarl	Morocco
Valmont Service Centers, Inc.	Nebraska
Valmont Singapore Pte. Ltd.	Singapore
Valmont Structures, Inc.	Delaware
Valmont Structures Private Limited	India
Valmont Stainton Limited	United Kingdom
Valmont West Coast Engineering LTD	Canada
Valmont Wind Energy, Inc.	Delaware
W.J. Whatley, Inc.	Colorado
Westcoast Engineering Group, Ltd.	Canada
Xinjiang Valley Tianye Irrigation, Ltd.	China
Stainton 630	United Kingdom
West Coast Engineering, Inc	Washington